January 2, 2008

Mr. Henry Braun

[Address in file]

Re:	Retirement Agreement

Dear Hank:

This letter dated as of the date set forth above (the “Effective Date”), sets forth the terms of the agreement between Flushing Financial Corporation (the “Company”), Flushing Savings Bank, FSB (the “Bank”) and you regarding your retirement. Capitalized terms used in this letter and not otherwise defined have the meanings given to them in your amended and restated employment agreement with the Company, as amended to date. For purposes of this letter, your employment agreement with the Company, your amended and restated employment agreement with the Bank, dated as of July 18, 2000, and any other agreements relating to your employment are collectively referred to as the “Employment Agreements”.

Subject to the terms and conditions set forth in this letter, upon the Effective Date, you will retire from your positions of Senior Vice President of the Company and Senior Vice President/Operations of the Bank and from any other positions you may have with subsidiaries or benefit plans of the Company or the Bank. In consideration of your agreement to provide consulting services of any kind whatsoever to the Company or the Bank as reasonably requested by the senior officers of the Company or the Bank (the “Consulting Services”) during the Term (as defined below) and for the waiver and release contained in this Agreement, the Company or the Bank shall pay you the following:

1.	an aggregate up front consulting fee of $80,000 earned upon the effective date hereof and payable not later than thirty (30) days following the Effective Date; and
2.	additional consulting fees of $1,000 earned and payable on the last day of each full month during the Term; and
3.

an additional $1,000, plus all necessary out-of-pocket accountable expenses of up to $100, for each day during the Term during which you devote at least seven hours of accountable time to Consulting Services (a “Consulting

Day”), payable on the 15th day of the month following the month in which such Consulting Day occurs; provided that you agree to provide Consulting Services during at least 50 Consulting Days during the Term; and

4.	from the Effective Date through June 15, 2008 during the Term, the same payments provided to you under the Employment Agreements on the automobile lease most recently covered thereunder.

The term of this Agreement (the “Term”) shall commence on the Effective Date and shall terminate on the earlier of the first anniversary of the Effective Date (the “First Anniversary”) or the 90th day following the date on which express written notice of termination is provided by the Company or the Bank to you, on the one hand, or by you to the Company or the Bank, on the other hand; provided that, if the Term is so earlier terminated by the Company or the Bank without reasonable cause, then you shall be entitled to payment in full pursuant to Clause 3 above not later than thirty (30) days following the end of the Term for such number of Consulting Days equal to 50 minus the number of days on which you provided any Consulting Services to the Company or the Bank; and provided further that, if pursuant to the foregoing the Term does not terminate earlier than the 30th day prior to the First Anniversary, then the Term shall be extended for an additional year (subject to the continuing earlier termination provision above during such extension), unless either the Company or the Bank, on the one hand, or you, on the other hand, for any reason whatsoever notifies the other in writing not later than the First Anniversary of its election not to so extend, in which event for all purposes the Term shall terminate on the First Anniversary.

In the event of your death before you have received any payments fully earned pursuant to this Agreement, the Company or the Bank shall make such payments to your designated beneficiaries or, failing any designation, your estate.

Upon your retirement under this Agreement, the Company and the Bank shall have no further obligations to you under the Employment Agreements, other than (i) the payment of your earned but unpaid Current Salary through the First Anniversary and (ii) the provision of such other benefits, if any, to which you are entitled as a former employee under the Bank’s and the Company’s written employee benefit plans and programs and written compensation plans and programs.

In exchange for the consideration provided for in this Agreement, you, for yourself and your heirs, executors, administrators and assigns (collectively the “Braun Parties”), forever waive, release and discharge the Company and the Bank and their respective subsidiaries, affiliates, successors and assigns, past and present officers, directors, employees and agents, and any employee benefit plan or policy of the Company or the Bank any fiduciaries thereof (collectively the “Bank Parties”), from any and all claims, cases, demands, causes of actions, fees and liabilities and expenses (including attorneys’ fees) of any kind whatsoever, whether known or unknown, which you or they ever had or now have against the Bank Parties by reason of any actual or alleged act, omission, transaction, practice, conduct, occurrence, or other matter up to and including the date of your execution of this Agreement (excluding entitlements pursuant to the terms of this Agreement), including, but not limited to any tort and/or contract claims and any claims under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act (ADEA), the Americans with Disabilities Act, the Family Medical Leave Act, the Employee Retirement Income Security Act of 1974 (ERISA), the Civil Rights Act of 1991, and/or any other Federal, state or local law (statutory or decisional), regulation, or ordinance; provided however (i) that in no event do any of the Braun Parties hereby waive, release or discharge the Company or the Bank against any claim, case, demand, cause of action, fee, liability or expense relating to indemnification or limitation of liability under the Company’s or the Bank’s charter or bylaws, or under any indemnification agreement between you and the Company or the Bank, and (ii) that the foregoing shall not operate to make you ineligible for any earned bonus under the Company’s Executive and Senior Officer Incentive Plan as adopted by the Company’s Compensation Committee or for any earned benefits under the Company’s Profit Sharing Plan, the Bank’s 401(k) Savings Plan (including the Defined Contribution Retirement Program) and the Bank’s Supplemental Savings Incentive Plan.

You acknowledge that you have been urged by the Company to consult an attorney before signing this Agreement and that you have executed this Agreement with the waiver and release set forth above, after having had the opportunity to consult with an attorney and after having had the opportunity to consider the terms of this Agreement for twenty-one (21) days after such terms were proposed to you (although you may sign it at any time during this period). You further acknowledge that: you have read this Agreement in its entirety; you understand all of its terms; you knowingly and voluntarily assent to all of the terms and conditions contained herein including, without limitation, the waiver and release; you are executing this Agreement, including the waiver and release, in exchange for consideration in addition to anything of value to which you are already entitled; you are not waiving or releasing rights or claims that may arise after your execution of this Agreement; and that you understand that the waiver and release in this Agreement is being requested in connection with your retirement from the Company and the Bank and in exchange for your receipt of consideration to which you otherwise would not be entitled.

From and after the date hereof, you will maintain the confidentiality of, and shall not use for the benefit of itself or others, any confidential information concerning the Company or the Bank any of their respective subsidiaries or their respective businesses, including, without limitation any such information that may hereafter be received by you in connection with your provision of the consulting services to the Company or the Bank or otherwise pursuant to this Agreement; provided that that the foregoing shall not restrict (a) any disclosure by you of any such confidential information required by applicable law to be disclosed (but only such portion of such confidential information that they are legally required to disclose), but if permitted by applicable law, you shall give the undersigned notice and a reasonable opportunity to contest such disclosure or seek an appropriate protective order; and (b) any disclosure of information that is publicly available as of the date of this Agreement or, after the date of this Agreement, becomes publicly available through no fault of your own.

Without limiting any other duties or obligations you may have otherwise in this regard, from and after the date hereof you agree that during the Term and for three months thereafter you will not directly or indirectly advise or assist (whether as employee, director, consultant or otherwise) any financial institution of any kind and will notify the Company and the Bank of the details of any request or inquiry you receive from any financial institution in this regard.

Without in any way limiting any of your rights to indemnification from the Company and/or the Bank pursuant to their respective certificate of incorporation, bylaws or otherwise provided under applicable law in respect of your former employment by the Company and/or the Bank, the Company and the Bank shall defend and indemnify and hold you harmless from and against any damage, loss, liability, judgment, cost and other expense (including, without limitation, reasonable legal fees and expenses) arising out of or in connection with (a) any act or omission of the Company or the Bank relating directly to any consulting services provided by you hereunder, except to the extent resulting in whole or in part from your misconduct or gross negligence, and (b) any specific act or omission made by you at the express direction of the Company or the Bank.

Nothing in this Agreement shall be deemed or construed by the parties or any third party as creating the relationship of principal and agent, employer and employee, partnership or joint venture between the parties, it being understood and agreed that no provision contained herein, and no act of the parties, shall be deemed to create any relationship between the parties other than the relationship of independent contractor nor be deemed to vest any rights, interest or claims in any third parties.

This Agreement, including the waiver and release contained herein, shall become effective the eighth (8th) day following your execution of this Agreement and you may at any time prior to the effective date revoke this Agreement by giving written notice of such revocation to the Company’s Chief Operating Officer.

This Agreement may not be altered, varied, revised or amended except by an instrument in writing signed by you, the Bank and the Company.

[Signatures on next page]

Please indicate your agreement with the foregoing by signing in the space provided below and returning a signed copy of this letter to each of the undersigned.

Sincerely,

FLUSHING FINANCIAL CORPORATION

By:	/s/John R. Buran___________________
John R. Buran
President and Chief Executive Officer

FLUSHING SAVINGS BANK, FSB

By:	/s/John R. Buran___________________
John R. Buran
President and Chief Executive Officer

AGREED AND ACCEPTED:

/s/Henry Braun______________	January 2, 2008_____________
Henry Braun	Date